SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

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1301 “A” Street

Tacoma, Washington 98402

March 19, 2007

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 25, 2007 at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to approve the election of nine directors to the Columbia Board. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. Please note that this year’s proxy materials have been expanded to include the additional information required by the SEC’s new executive compensation rules. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2006.

We hope that you can join us on April 25th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser Chairman	Melanie J. Dressel President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2007

TIME	1:00 p.m. on Wednesday, April 25, 2007

PLACE	Greater Tacoma Convention & Trade Center 1500 Broadway, Tacoma, Washington

ITEMS OF BUSINESS	(1)	To elect nine directors to serve on the Board until the 2008 Annual Meeting of Shareholders.

	(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Wednesday, March 1, 2007.

VOTING BY PROXY

Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board

Cathleen L. Dent

Secretary

This proxy statement and the accompanying proxy card are being distributed on or about March 19, 2007

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 1, 2007 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 16,151,962 shares of Columbia common stock outstanding on the Record Date.

Voting materials, which include this Proxy Statement and a proxy card, together with the 2006 Annual Report, are being mailed to shareholders on or about March 19, 2007.

INFORMATION ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of Columbia common stock. This Proxy Statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Columbia’s Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2007 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiaries, Columbia State Bank and Bank of Astoria, may solicit proxies by mail, telephone, facsimile or in person.

Columbia will pay for the costs of solicitation. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of Columbia common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

What am I voting on?

At the Annual Meeting you will be asked to vote on the election of nine directors to serve on the Board until the 2008 Annual Meeting of Shareholders or until their successors have been elected and have qualified.

Who is entitled to vote?

Only shareholders who owned Columbia common stock as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet voting.

You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name.

As a shareholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank.

Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ Web site at http://www.bsg.adp.com.

General information for all shares voted via the Internet.

We must receive votes submitted via the Internet by 11:59 p.m. on April 18, 2007. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this Proxy Statement.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the election of directors only.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 16,151,962 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

The nine director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Can I vote on other matters?

Columbia has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2008 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2008 Annual Meeting must be delivered to Columbia’s Secretary no later than November 19, 2007, in order to be considered for inclusion in Columbia’s proxy statement and proxy card and should contain such information as is required under Columbia’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Columbia no later than November 19, 2007 and should contain such information as required under Columbia’s Bylaws. If we do not receive notice of a shareholder proposal within this timeframe, the persons named as proxies in such proxy statement and form of proxy will use its discretionary authority to vote the shares it represents as the Board may recommend.

How do I nominate someone to be a director?

In order for a shareholder to nominate a director for consideration at an annual meeting, the shareholder must provide a written notice that contains the information required by our Bylaws to the Chairman of the Board,

c/o Columbia’s Corporate Secretary not less than 120 days in advance of the first anniversary of the date our proxy statement was mailed to shareholders for the preceding year’s annual meeting. We did not receive any such nominations for directors for the 2007 annual shareholders meeting. For our annual meeting in 2008, we must receive this notice by November 19, 2007. You can obtain a copy of the full text of the bylaw provision by writing to the Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402. A copy of our bylaws is posted on our website.

You may contact Columbia’s Corporate Secretary for a copy of the detailed procedures regarding the requirements for making shareholder proposals and nominating director candidates.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

As of December 31, 2006, the following shareholder owned more than 5% of the outstanding shares of Columbia common stock:

Name and Address	Number of Shares	Percentage
Barclays Global Investors NA	1,101,548	6.86%
45 Fremont Street, San Francisco, CA 94105

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of January 5, 2007, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of Columbia’s directors and executive officers as a group. Except as otherwise noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number(1)		Percentage(1)
William T. Weyerhaeuser	Chairman of the Board	223,746	(2)	1.4%
Melanie J. Dressel	Director, President and Chief Executive Officer	99,802	(3)	*
John P. Folsom	Director	30,658	(4)	*
Frederick M. Goldberg	Director	13,344	(5)	*
Thomas M. Hulbert	Director	39,015		*
Thomas L. Matson, Sr.	Director	134,867		*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	6,314	(6)	*
Mark W. Nelson	Executive Vice President, Chief Banking Officer	17,904	(7)	*
Daniel C. Regis	Director	7,500	(8)	*
Donald H. Rodman	Director	26,260	(9)	*
Gary R. Schminkey	Executive Vice President, Chief Financial Officer	29,567	(10)	*
James M. Will	Director	23,407		*
Directors and executive officers as a group (12 persons)		652,384		4.1%

*	Represents less than 1% of Columbia’s outstanding common stock.

(1)	The number and percentages shown are based on the number of shares of Columbia common stock deemed beneficially held under applicable securities regulations, including options or other rights exercisable on March 1, 2007, 60 days after December 31, 2006 as follows: Ms. Dressel 26,135 shares; Mr. Folsom 4,690 shares; Mr. Hulbert 4,690 shares; Mr. Matson 3,640 shares; Mr. Nelson 10,500 shares; Mr. Rodman 3,640 shares; Mr. Schminkey 8,865 shares; Mr. Weyerhaeuser 2,153 shares; Mr. Will 3,640; and directors and executive officers as a group 67,953 shares.

(2)	212,249 shares are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, 5,622 shares held in Ms. Dressel’s 401(k) and 20 shares held by Ms. Dressel’s children.

(4)	Includes 8,550 shares held indirectly in Mr. Folsom’s IRA and 950 shares held in Mrs. Folsom’s IRA.

(5)	Includes 2,801 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power and 1,793 shares held in Mr. Goldberg’s IRA.

(6)	Includes 915 shares held in Mr. McDonald’s 401(k).

(7)	Includes 707 shares held in Mr. Nelson’s 401(k).

(8)	Includes 6,750 shares held by the Regis Family Trust.

(9)	Includes 5,675 shares held in Mrs. Rodman’s IRA, 5,625 shares held in Mr. Rodman’s IRA, 4,267 shares held in a Living Trust for the benefit of the Rodman estate.

(10)	Includes 7,615 shares held in Mr. Schminkey’s 401(k).

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

How many directors are nominated?

Columbia’s Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. No new directors have been nominated since the 2006 Annual meeting. Columbia’s Board has fixed the number of directors to be elected at the Annual Meeting at nine and has nominated the persons listed on the following pages for election as directors to serve until the 2007 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Columbia’s Bylaws provide that any person who has attained the age of 75 prior to the next meeting of shareholders may not stand for election.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL: ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age at March 1, 2007, principal occupation during the past five years, and the year first elected a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank, and certain of the directors also serve on the Board of Bank of Astoria.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 54, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 30 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997. Ms. Dressel also serves on the Board of Bank of Astoria.

John P. Folsom	Director since 1997

Mr. Folsom, 62, served as the president of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1989 through December 31, 2006.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 67, has been a shareholder of SaltChuk Resources, Inc., Seattle, Washington, since 1982 and is currently a member of the Executive Committee and chairman of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. Mr. Goldberg has also been chairman of the board of Panorama City, Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 60, has been the president and chief executive officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and the president and chief executive officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1984.

Thomas L. Matson, Sr.	Director since 1998

Mr. Matson, 69, has been the Chairman of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

Daniel C. Regis	Director since 2003

Mr. Regis, 67, has been part owner and managing director of Digital Partners, LLC, Kirkland, Washington since January 2000. He is currently a director of two other public companies; Cray, Inc. and Art Technology Group. Mr. Regis was president and a managing partner of Kirlan Venture Capital, a Seattle based company, from June 1996 until June 1999. Mr. Regis was a certified public accountant and a partner at Price Waterhouse from 1964 until 1996.

Donald H. Rodman	Director since 1991

Mr. Rodman, 68, has been the owner and the Vice President of Rodman Realty, Longview, Washington, since 1961. Mr. Rodman also serves on the Board of Bank of Astoria.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 63, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser is currently the chairman of the board of EDEN Bioscience Corporation and Vice Chairman of Potlatch Corporation (forest products), each of which has a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. From 1984 to July 2000, Mr. Weyerhaeuser was also the owner and chairman of the board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington.

James M. Will	Director since 1993

Mr. Will, 60, serves as the president of Titus-Will Enterprises (automobile dealerships and property management), Tacoma, Washington and also as president of that company’s subsidiary, Titus-Will Chevrolet, Cadillac & Hyundai, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the president of Tam Engineering Corp. (automotive engine re-manufacturing), Tacoma, Washington.

The Board of Directors unanimously recommends a vote “FOR” the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Columbia operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our current charters, including our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel/Compensation Committee charters, Corporate Governance Policy, Code of Conduct and our Bylaws in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

The Board has analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Interest of Management in Certain Transactions.”

Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

John P. Folsom	Daniel C. Regis
Frederick M. Goldberg	Donald H. Rodman
Thomas M. Hulbert	William T. Weyerhaeuser
Thomas L. Matson, Sr.	James M. Will

In addition, based on such standards, the Board determined that Melanie J. Dressel, who serves as the President and Chief Executive Officer of the Company, is not independent because she is an executive officer of the Company.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by Columbia’s Corporate Secretary and if they are relevant to, and consistent with, the Company’s operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

How often did the Board of Directors meet during 2006?

The Board met 11 times during 2006. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. During 2006, the independent directors held four meetings.

What committees has the Board established?

The Board of Directors has established, among others, an Audit Committee, Personnel and Compensation Committee, and a Corporate Governance and Nominating Committee.

The following table shows the membership of the various committees during the year 2006.

Committee Membership

Name	Audit	Compensation	Nominating

John P. Folsom	☑*	☐	☑

Frederick M. Goldberg	☐	☑	☐

Thomas M. Hulbert	☑	☑*	☑

Thomas L. Matson, Sr.	☐	☑	☑

Daniel C. Regis	☑	☐	☐

Donald H. Rodman	☐	☑	☐

William T. Weyerhaeuser	☐	☐	☑*

James M. Will	☑	☐	☐

*Committee	Chair

Audit Committee.    The Audit Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Audit Committee operates under a formal written charter. Mr. Regis has been identified as the qualified “Audit Committee Financial Expert” as required by SEC guidelines under the Sarbanes-Oxley Act of 2002. The committee held 8 meetings during the year.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee.    The Personnel and Compensation Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and operates under a formal charter. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of Columbia’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In 2005, the Committee independently retained a compensation consultant, Watson Wyatt Company, to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant was to serve the Company and work for the Committee in its review of executive compensation practices, including designing an overall executive compensation philosophy, the competitiveness of pay levels and market trends. Watson Wyatt assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels. In addition to the Watson Wyatt study, in determining compensation for the other key executives, the committee also takes into account the recommendations of the Chief Executive Officer.

For fiscal year 2006, the Personnel and Compensation Committee was also responsible for setting the compensation to be received by members of the Board of Directors. However, the Board has determined that this function would be best served by the Corporate Governance and Nominating Committee. Accordingly, director compensation for 2007 and forward will be the responsibility of the Corporate Governance and Nominating Committee. The process and procedures used in determining Board compensation for 2006 is discussed in the section “How are directors compensated.”

The Personnel and Compensation Committee also reviews employee benefit plans as needed. In addition the Personnel and Compensation Committee:

•	administers all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on Columbia’s website. The Personnel and Compensation Committee meets as needed, but at least annually, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration of the entire committee. There were 4 meetings of the Personnel and Compensation Committee during 2006.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and is responsible for recommending a slate of directors to the full Board for election at the annual meeting and appointing directors to fill vacancies as they occur.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “Information About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not, nor does it anticipate adopting specific minimum qualifications for Committee-recommended nominees. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise. Beginning 2007, the Corporate Governance and Nominating Committee will also be responsible for determining compensation for directors. Prior to that time, the Personnel and Compensation Committee fulfilled this function. The Corporate Governance and Nominating Committee held two meetings during 2006.

Director Compensation

Directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options. Columbia does not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to Columbia’s non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earning (3)	All Other Compensation ($)(4)	Total ($)
John P. Folsom	$44,750	$21,815	$0	$5,331	$71,896
Frederick M. Goldberg	28,250	21,815	2,234	0	52,299
Thomas M. Hulbert	42,500	21,815	0	6,569	70,884
Thomas L. Matson, Sr.	28,750	21,815	0	8,062	58,627
Daniel C. Regis	35,000	21,815	0	0	56,815
Donald H. Rodman	37,950	21,815	0	7,527	67,292
William T. Weyerhaeuser	51,500	21,815	0	9,584	82,899
James M. Will	35,000	21,815	0	4,927	61,742

(1)	Amount shown for Mr. Folsom represents (i) retainer in the amount of $17,500; (ii) per meeting board attendance fees of $8,250; (iii) $9,000 received as chairman of the Audit Committee; and (iv) per meeting Audit and Nominating Committee attendance fees of $10,000.

Amount shown for Mr. Goldberg represents (i) retainer in the amount of $17,500; (ii) per meeting board attendance fees of $8,250; (iii) per meeting Compensation Committee attendance fees of $2,500. Mr. Goldberg elected to defer all of his director fees pursuant to the Company’s “Deferred Compensation Plan,” the terms of which are described below under the heading “Executive Compensation.”

Amount shown for Mr. Hulbert represents (i) retainer in the amount of $17,500 (ii) per meeting board attendance fees of $9,000; (iii) $4,500 as chairman of the Compensation Committee; and (iv) per meeting Audit and Compensation Committee attendance fees of $11,500.

Amount shown for Mr. Matson represents (i) retainer in the amount of $17,500 (ii) per meeting board attendance fees of $8,250; (iii) per meeting Nominating and Compensation Committee attendance fees of $3,000.

Amount shown for Mr. Regis represents (i) retainer in the amount of $17,500 (ii) per meeting board attendance fees of $9,000; (iii) per meeting Audit Committee attendance fees of $8,500.

Amount shown for Mr. Rodman represents (i) retainer in the amount of $27,200 (which includes a retainer of $9,700 for serving on the Board of Bank Astoria); (ii) per meeting board attendance fees of $8,250 (iii) per meeting Compensation Committee attendance fees of $2,500.

Amount shown for Mr. Weyerhaeuser represents (i) retainer in the amount of $33,500 (ii) per meeting board attendance fees of $9,000; (iii) per meeting Nominating and Compensation Committee attendance fees of $9,000.

Amount shown for Mr. Will represents (i) retainer in the amount of $17,500 (ii) per meeting board attendance fees of $9,000; (iii) per meeting Audit Committee attendance fees of $8,500.

(2)	Represents the proportionate amount of the total fair value of the stock awards recognized by Columbia as an expense in 2006 for financial reporting purposes. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R), and include amounts awarded in and prior to 2006. The material terms of the restricted stock awards are discussed below.

The grant date fair value of stock awards granted to each director in 2006 was $17,265 and was based on the price of Columbia’s common stock at the close of business on July 26, 2006 ($34.53), the date in which the restricted stock award was granted.

At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Mr. Folsom 4,690 shares; Mr. Hulbert 4,690 shares; Mr. Matson 3,640 shares; Mr. Rodman 3,640 shares; Mr. Weyerhaeuser 2,153 shares; and Mr. Will 3,640 shares. No stock options were granted to the directors in 2006.

At fiscal year end, the non employee directors had in the aggregate unvested restricted stock awards as follows: Mr. Folsom 750 shares; Mr. Goldberg 750 shares; Mr. Hulbert 750 shares; Mr. Matson 750 shares; Mr. Regis 750 shares; Mr. Rodman 750 shares; Mr. Weyerhaeuser 750 shares; and Mr. Will 750 shares.

(3)	Represents above-market earnings on Mr. Goldberg’s deferred compensation account. The material terms of the “Deferred Compensation Plan” are described below under the heading “Executive Compensation.”

(4)	Represents allocated expense attributable to each director in connection with the one-time premium paid by Columbia related to the director long term care program, the terms of which are described below, as follows: Mr. Folsom $5,331; Mr. Hulbert $6,569; Mr. Matson $8,062; Mr. Rodman $7,527; Mr. Weyerhaeuser $9,584; and Mr. Will $4,927.

Cash Compensation

Non-employee directors of the Company are paid an annual retainer as compensation plus a per meeting attendance fee for service as director. Members of the Audit, Compensation and Nominating & Corporate Governance Committee receive an additional per meeting attendance fee, and Chairmen of the Audit and Compensation Committee receive an additional retainer. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan. The fee schedules were established in June 2006 and became effective on July 1st of 2006. Consequently, the amounts set forth in the Summary Compensation Table reflect fees received under both the 2005 and 2006 director fee arrangements.

Equity Compensation

Restricted Stock Awards and Stock Options.    Non-employee directors may from time to time be granted restricted stock awards pursuant to the Columbia’s Stock Option and Equity Compensation Plan, the material terms of which are discussed under the section “Executive Compensation – Stock Option and Equity Compensation Plan”. Restricted stock awards generally vest over a pre-determined period established by the Personnel and Compensation Committee. In 2005, each outside director received a restricted stock award for 2,000 shares of Columbia common stock. Under the terms of the respective agreements, 500 shares vested upon grant, and the remaining shares vested in increments of 500 on October 1, 2005, April 26, 2006 and the remaining shares shall vest at the 2007 Annual Shareholder meeting. In 2006, each non-employee director also received a restricted stock award for 500 shares of Columbia common stock, 250 of which vested on the date of grant, and the remaining 250 will vest on July 26, 2007.

From time to time, Columbia authorizes the grant of nonqualified stock options to its directors. These options that are granted under the Plan, vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, are generally subject to the Director’s attendance of at least 75% of the meetings of the Board and all committees of which the director is a member, with the exception of certain conflicts, which are excused.

Long Term Care Program

In 2001, Columbia implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of 3 years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. Columbia paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. The benefit vests over a five-year period provided that the directors are fully vested if (1) they obtain the age of 75, (2) they are not re-elected to the board, (3) they become disabled, or (4) there is a change of control of Columbia. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all Columbia directors, including executive officers that were also directors. Columbia has purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to include future officers or directors.

Deferred Compensation Plan

The Deferred Compensation Plan is a program under the management incentive plans pursuant to which directors may defer up to 10% of his or her total retainer fees. The terms of this plan are described under “Executive Compensation—Deferred Compensation Plan.”

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2006 Annual 10-K Report.

Members of the Personnel and Compensation Committee

Thomas M. Hulbert, Chairman

Frederick M. Goldberg

Donald H. Rodman

Thomas L. Matson

EXECUTIVE COMPENSATION

The following section describes the compensation that Columbia pays its Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (the “Named Executives”). This section includes:

•	the Compensation Discussion and Analysis of management on executive compensation;

•	a report of Columbia’s Personnel and Compensation Committee; and

•	detailed tables showing compensation of the Named Executives.

Policy With Respect to $1 Million Deduction Limit

It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

Compensation Discussion & Analysis

Company Philosophy

Columbia’s long-term goal is to become one of the leading Pacific Northwest regional banking companies headquartered in the Pacific Northwest, with a significant presence in selected markets, and to consistently increase per share earnings and shareholder value. Management believes that there continues to be opportunity for growth based upon its 40-branch footprint and the organization’s commitment to delivering exceptional customer service and quality products. Columbia’s strategy consists of the following elements:

•

Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under-served by larger banks in its market area and are attracted by Columbia’s emphasis on relationship banking;

•	Fund loan growth through a branch system and other delivery systems catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings;

•

Continue growth through a combination of expansion of market share through existing offices, establishing new offices in desirable markets, expanding products beyond traditional loan and deposit services, and acquiring bank and non-bank companies as promising opportunities arise; and

•

Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Columbia’s shareholders, consistent with protecting the interests of depositors.

Compensation Philosophy

In keeping with our long-term goal of becoming a leading community banking company, and to consistently increase earnings and shareholder value, it is important that we attract, retain, and motivate key executives of superior ability who are critical to our future success. To that end, we believe that both short-term and long-term incentive compensation paid to executive officers should be directly aligned with our performance. Compensation should be structured to ensure that a significant portion of executives’ compensation opportunity is directly related to achievement of financial and operational goals that align management’s incentives with the interests of our shareholders. For the Chief Executive Officer, we design the incentive compensation to reward company-wide performance by tying awards primarily to earnings growth, loan and deposit growth, and improvements in the Company’s efficiency ratio and achievement of various strategic initiatives. Although company-wide performance is also a factor in determining executive compensation for other executives, we design the “incentive” compensation for that group of executives towards the achievement of specific operational goals within areas under the control of the relevant executive.

The compensation tables that appear later in this proxy statement contain information that reflects decisions made by the Compensation Committee. The reader is encouraged to refer to the tables while reviewing this document in order to understand how our compensation philosophy is put into action.

Overall Compensation Levels

To assist us in establishing overall levels of total executive compensation, the Compensation Committee engaged compensation consultants Watson Wyatt Company to perform a study of Columbia’s executive compensation compared to other publicly traded companies in the financial services industry. The published industry compensation surveys included Watson Wyatt Data Services’ 2004/05 Financial Institutions Compensation Survey, Watson Wyatt Data Services’ 2004/05 Top Management CompCal (Banking data cut) and Milliman’s 2005 Northwest Financial Industry Survey. Compensation packages available through public filings were analyzed from the following group of 12 comparable companies: Banner Corporation, Cascade Bancorp, Cascade Financial Corp., First Community Bancorp, Frontier Financial Corp., Hanmi Financial Corp., Horizon Financial Corp., Mid-State Bancshares, PFF Bancorp, Inc., Umpqua Holdings Corp., West Coast Bancorp and WestAmerica Bancorporation, considered to be Columbia’s “Peer Group.”

The overall results of this study provided the starting point for our analysis of compensation of executive management. When establishing salaries, annual bonus incentives and long-term incentive compensation opportunities for executive officers, consideration is given to (1) the Company’s overall performance during the past year including meeting its financial and other strategic goals, (2) the executives’ level of responsibility and function within the Company, (3) the individual’s performance during the past year, and (4) the results of the Watson Wyatt report, with a particular focus on financial institutions with similar Company objectives. As appropriate, the Compensation Committee also considers general economic conditions within the Company’s market area and the overall banking industry. With respect to executive officers other than the Chief Executive Officer, the Committee also takes into consideration the recommendations of the Chief Executive Officer. The Compensation Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Based upon the Watson Wyatt report and the Compensation Committee’s subsequent analysis, total compensation guidelines were established for our Chief Executive Officer, as well as the other named executive officers. The guidelines indicate that the overall compensation level for our Chief Executive Officer should be in the $1.0 to $1.2 million range. This range is consistent with our overall compensation philosophy described above and the recommendations of the Watson Wyatt study. Given the relative consistency of Columbia’s financial performance subsequent to the Watson Wyatt report in 2005, we have concluded that a new analysis of our Chief Executive Officer’s compensation was unnecessary and her overall compensation range remained unchanged. We follow the same thought process with respect to establishing overall compensation ranges for the other named executive officers. The fact that actual total compensation for the named executive officers currently falls well below levels called for in the guidelines is reflective of the fact that Columbia is a relatively young and evolving company. Throughout its short history, the Company’s executive management and Board have approached executive compensation in a manner consistent with the primary shareholder objective of building long-term enterprise value over time.

Allocation Among Components

As demonstrated in the following table, under our compensation structure, the mix of base salary, short-term and long-term incentive varies depending on the executive’s position:

	Typical Base Salary	Typical Cash Incentive Target	Typical Equity Incentive Target	Value of Benefits	SERP	Total Compensation
President and CEO	35%	18%	28%	10%	9%	100%
EVP and Chief Financial Officer	45%	14%	16%	14%	11%	100%
EVP and Chief Banking Officer	45%	14%	16%	14%	11%	100%
EVP and Chief Credit Officer	48%	14%	12%	14%	12%	100%
EVP and Human Resource Director	48%	14%	12%	14%	12%	100%

In allocating compensation among these elements, we believe that compensation for the Chief Executive Officer should be more heavily weighted toward performance-based elements, since the Chief Executive Officer has the greatest ability to influence the Company’s overall performance. The Committee realizes that certain critical control positions, such as the Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, and Human Resources Director should receive a relatively higher portion of their compensation in base salary in a manner consistent with the compensation practices of our Peer Group. In making these specific allocations, we relied on the guidance provided by the Watson Wyatt report. It sets Columbia ‘s salaries at the midpoint of the competitive salary band; short-term cash incentive at the market 50th percentile and long-term equity incentive at the market 25th percentile. We believe these allocations most closely align Columbia within its competitive marketplace and are consistent with our overall compensation philosophy as described above.

Key Elements

Columbia’s overall compensation program for executives consists of four key elements:

Base Salary.    Base salary opportunities should be competitive with relevant organizations and internally consistent based upon each position’s scope of responsibilities. Individual salary determinations will be made considering individual performance, qualifications, experience, and overall contribution to the organization.

Short-Term Incentives.    Consistent with competitive practices, executives should have a portion of targeted total compensation at risk, contingent upon meeting predefined goals. We believe it is important that executive incentives be based upon the overall performance of the Company and specific individual performance targets. The variable annual bonus permits individual performance be recognized and is based, in significant part, on an evaluation of the contribution made by the executive to Columbia’s overall performance.

Long-Term Incentives.    Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long term vision of growth, stability, and our commitment to a personalized banking approach and asset quality. Long-term incentives available to executive officers include equity awards that are intended to align the interests of an executive with those of Columbia’s shareholders, and further serve to promote an executive’s continued service to the organization.

Employee Benefits.    The Company will assist executives in meeting their retirement income, health care, disability income, time-off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances.

The combination of these key elements enables us to reinforce our pay-for-performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and is a key ingredient in executive recruitment and retention.

Decisions regarding executive total compensation program design, as well as individual pay decisions, will be made in the context of the total compensation philosophy and our ability to pay, as defined by our financial success. We believe that this approach best serves the interests of Columbia’s shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders.

Base Salary

Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to the Peer Group discussed above, the executives’ experience and tenure, our overall annual budget, and the executives’ individual performance. The Compensation Committee sets compensation for the Chief Executive Officer. Base salaries for Columbia’s other executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as the individual performance and contribution to the organization, the executive’s experience and scope of responsibilities; and competitive industry salaries. The Compensation Committee evaluates the information obtained in light of Columbia’s stated compensation objectives and carefully reviews the Watson-Wyatt report. The Committee also considers general economic conditions with the area and within the industry.

Considering the results of the Watson Wyatt study, the Committee established a market range of $302,000 to $498,000 for the Chief Executive Officer, and ranges of $113,000 to $247,000 for the other named executive officers. Ms. Dressel serves as President and Chief Executive Officer of Columbia Bank and has served as President and Chief Executive Officer of Columbia since February 2003. In determining the compensation for Ms. Dressel for 2006, the Committee considered both quantitative and qualitative factors. The committee’s goal was to bring Ms. Dressel’s base salary up to the mid-point of the Peer Group range in 2006.

In looking at quantitative factors, the Committee reviewed the goals established for 2006 and Columbia’s performance for 2005. Specifically, the Committee considered net income, earnings per share and other significant factors as follows:

•	Net income and diluted earnings per share grew by 32% and 23% respectively.

•	Total loans increased by 15% and total deposits increased by 8%.

•	Net Interest Margin, Return on Equity and Return on Assets improved.

•	The Bank of Astoria was successfully integrated into the Company’s operations.

•	The King County Commercial Banking team was expanded.

In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Ms. Dressel in 2005. Specifically, the Committee recognized her leadership in strategically positioning Columbia as a recognized competitor in the banking industry and in Columbia’s market area, which helped to improve the Company’s earnings and stock appreciation by 32% and 14%, respectively, over 2004. As a result of these considerations, Ms. Dressel’s base salary was increased to $360,000 in 2006, a salary that approaches the midpoint of the range recommended in the Watson Wyatt report.

Similarly, the Compensation Committee evaluated Ms. Dressel’s recommendations for base salary adjustments for each of the other named executive officers. Taking into account those recommendations, together with the results of the Watson Wyatt report, base salaries for the other executive officers were increased as follows: the Chief Financial Officer’s salary was adjusted to $210,000, which is slightly above the mid-point range; the Chief Banking Officer salary was adjusted to $200,000, which is near the mid-point range; and the Chief Credit Officer’s salary was adjusted to $175,000, which is also near the mid-point range. The base salary of the Human Resource Director was not adjusted because his salary was already above the mid-point range, an appropriate reflection of his more than 40 years experience in the banking field.

Short-Term Incentive Contribution

Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia as well as specific individual performance targets. The performance targets may be based on one or more of the following criteria: maintaining sound asset quality, increasing earnings and return on equity, and successfully pursuing Columbia’s growth strategy. The design of this bonus program reflects the guidance provided by Watson Wyatt; each position is assigned a target incentive which reflects the position’s relative importance to the overall success of the Company as well as the levels of incentive opportunity offered to comparable positions within the Peer Group. The bonus program incorporates a scorecard format that lists, weights and prioritizes the primary annual performance targets for the Chief Executive Officer, as well as each of the executive officers. The Chief Executive Officer’s scorecard for 2006 was developed by the Compensation Committee based on input from the Board. The Committee used this input to create Ms. Dressel’s incentive scorecard for 2006, which was recommended to the full Board and adopted at the regular Board meeting in February. Ms. Dressel’s 2006 short-term incentive scorecard includes the following elements:

Performance goals	Weighting
Improvement in net income	20%
Improvement in ROE	20%
Improved efficiency ratio	20%
Strategic initiatives and leadership development	40%

For each of the executive officers, a 2006 short-term incentive scorecard was developed by Ms. Dressel, which was reviewed and approved by the Compensation Committee. In developing the scorecards for each executive, Ms. Dressel took into consideration the Company’s annual business plan and strategic plan. In those cases where an executive has responsibility for line-of-business performance, the performance goals are more heavily weighted toward operational performance. When an executive has broader corporate responsibility, such as our Chief Executive Officer, the goals are tailored to his or her particular objectives for the year. In each case, Columbia’s factors relating to overall financial performance represents a 60% factor in determining the short-term incentive award; and factors relating to strategic initiatives and leadership development represent 40%. The overall financial performance factors are the same for all the executive vice presidents, while the performance factors for the strategic initiatives and leadership development were unique to each executive officer based upon his area of responsibility.

Decisions about cash incentive awards for the Company’s performance in 2006 were made in light of the high expectations shared by the Board and executive management to exceed the annual growth performance rate of its Peer Group.

Equity Compensation

Columbia’s compensation philosophy recognizes that executive officers and other key management should have a meaningful portion of their total compensation opportunity tied to shareholder return that is directly aligned with our long-term vision of growth and profitability. Columbia’s use of stock-based compensation is an important element of employee compensation that facilitates the alignment of management’s goals with the goals of the shareholders and the retention of executive management and other key employees. Columbia’s use of stock-based compensation is based on the principles that (1) stock-based compensation is an important element of executive pay; (2) the grant of equity compensation is based on performance measures; and (3) owning stock is an important ingredient in forming the partnership of the employee with the goals of the organization and the shareholders.

In establishing award levels, we do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in Columbia and, accordingly, to remain competitive, we cannot afford to give credit for that factor either.

Levels of awards are considered using a multiple of salary, market conditions and the executives’ level of contribution to the Company based on the attainment of Company and individual goals. The Chief Executive Officer awards are based primarily on Company performance and the awards for the remainder of executive management are based on a combination of Company financial performance and goals specific to their area of responsibility as related to the Company’s strategic initiatives and leadership development goals. In making decisions about equity compensation, the Committee is guided by the Watson Wyatt report to ensure that equity award levels for our executives are competitive when compared to companies in our Peer Group.

Historically, the primary form of equity compensation consisted of non-qualified and incentive stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), which makes the accounting treatment of stock options less attractive. As a result, we addressed the feasibility of granting shares of restricted stock to employees, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to use fewer shares, thereby reducing potential dilution to existing shareholders. Award levels vary among participants based on their positions with the Company. Grants for 2006 were made at the February meeting of the Compensation Committee. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for equity awards is established at the fair market value of the closing price of our stock on the date the Committee approves the grant.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia’s shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period.

The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of approximately 28,000 shares; and (2) Chief Banking Officer, the Chief Credit Officer, Chief Financial Officer and the Executive Vice President in charge of Human Resources have a required minimum ownership of approximately 21,000 shares.

The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. At year-end 2006 all directors and executive officers that had been with the organization for five years or more had exceeded the ownership guidelines.

Retirement Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. The Company has not adopted a formal pension plan but, instead, has provided retirement benefits to its executives in the form of Supplemental Retirement and Compensation Plans and Deferred Compensation Plan. In 2004, the Company terminated the use of further SERP’s and adopted the Supplemental Compensation or “Unit Plan” for future executives.

Supplemental Executive Retirement Plan and Split Dollar Benefit.    In 2001, Columbia implemented a supplemental executive retirement plan (the “SERP”) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses. Further, the Company benefits from its share of any future death benefits paid out under these

BOLI policies. A description of the SERP is located in the section “Post Employment and Termination Benefits” of this Proxy Statement. The quantitative elements of the SERP are provided in the Pension Benefit Table, which is included with the Compensation Tables provided in this Proxy Statement.

Supplemental Compensation Plan.    The Company entered into supplemental compensation arrangements (“Unit Plans”) with Andrew L. McDonald, Executive Vice President/Chief Credit Officer. The vesting schedules are ten years, and each will pay $25,000 per year for ten years after vesting. If Mr. McDonald leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause against the participant gaining employment with a competing organization.

Executive Deferred Compensation Plan.    In February 2004, the Board of Directors adopted a Deferred Compensation Plan known as the 401 Plus Plan (“EDCP”) for certain directors and all “Highly Compensated Employees” (as defined by IRS regulations). The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of their salary to be earned in the calendar year, and up to 100% of any cash bonuses. This plan allows for additional deferral of taxable income because of regulatory restrictions imposed on highly compensated employees’ participation in the company’s 401(k) Plan. Currently, interest paid on the participant deferrals is Libor plus 3.58%, the same rate as is paid on the Company’s Trust Preferred Securities.

For 2006, each named executive officer received a matching contribution equal to 3.0% of their contributions for the Company’s 401(k) Plan in accordance with the provisions of the 401(k) Plan. At the January 2007 board meeting, the Board approved for all Company employees a discretionary contribution to the 401(k) Plan equal to 5.0% of each employees’ eligible earnings, consistent with long-standing historical practice.

Non-employee directors may also participate in this plan and elect to have any portion, up to 100% of their director’s fees deferred. Participants are unsecured creditors of the company and, as such, have their cash at risk.

Executive Employment and Severance (Change of Control) Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The Company believes that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. First, it guarantees continuity of leadership through retention; second, it contains a non-compete provision that remains in force for duration of the pay-out period. Third, and perhaps most importantly, an employment agreement reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions. The term of the employment agreement with Ms. Dressel is a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause, or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement).

Columbia also entered into Severance Agreements with Mark W. Nelson, Executive Vice President and Chief Banking Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer, Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Evans Q. Whitney, who served as the Executive Vice President-Human Resources until his retirement January 3, 2007. The severance agreements contain provisions, similar to those contained in the employment agreement discussed above, that require payments in the event of termination of employment related to a change of control. We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former executive as soon as practicable. While it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly and expeditiously sever the relationship as soon as appropriate.

Perquisites and Other Benefits

We annually review the perquisites that executive management receives. They participate in other benefits the same as other employees. These plans include medical and dental insurance, disability insurance, and the company’s 401 (k) Plan. Mileage reimbursement occurs based on business use of their personal vehicles. The named executive officers do not receive any other perquisites or benefits such as company-provided cars, car allowances, country club memberships or special travel privileges.

Board Process

The Compensation Committee of the Board of Directors reviews the Executive Vice Presidents’ salary, bonus and equity compensation based on the recommendation of Ms. Dressel, Chief Executive Officer. The Compensation Committee reviews and recommends to the full Board of Directors the total compensation for Ms. Dressel. The Board of Directors is responsible for approving Ms. Dressel’s compensation, and all equity compensation executive management and other key employees, as recommended by the Compensation Committee.

Compensation Tables

The following table shows compensation paid or accrued for the last fiscal year to Columbia’s Chief Executive Officer, Chief Financial Officer and each of the three Named Executives earning in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Melanie J. Dressel, President and CEO	2006	$352,500	$20,000	$60,683	$0	$104,273	$30,271	$567,727
Gary R. Schminkey, EVP & CFO	2006	206,667	20,000	30,342	0	32,119	17,428	306,556
Mark W. Nelson, EVP, Chief Banking Officer	2006	198,333	20,000	30,342	0	65,451	19,086	333,212
Andrew L. McDonald EVP, Chief Credit Officer	2006	173,333	20,000	30,342	14,522	1,633	18,290	258,120
Evans Q. “Tex” Whitney, EVP Human Resources Manager	2006	170,020	10,000	15,171	0	895,967	18,361	1,109,519

(1)	Amounts include discretionary contributions under the “Deferred Compensation Plan” as follows: Ms. Dressel $12,000; Mr. Schminkey $12,000; Mr. Nelson $18,000; and Mr. McDonald $7,500. The material terms of the “Deferred Compensation Plan” are described below.

(2)	Represents the proportionate amount of the total fair value of the stock awards recognized by Columbia as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R). Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s audited financial statements for the fiscal year ended 2006, included in the Company’s accompanying Annual Report.

(3)	The fair market value of the restricted stock awards was based on the price of Columbia’s common stock at the close of business on February 22, 2006 ($33.10), the date in which the restricted stock award was granted. The awards are held in escrow and become fully vested February 22, 2011. The material terms of the restricted stock awards are discussed below.

The amount for Mr. Whitney reflects the dollar amount recognized in 2006 for his restricted stock award. However, as a result of his retirement effective January 3, 2007, his award was cancelled and the amount reflected was forfeited.

(4)	The amount for Ms. Dressel includes $100,500 representing the increase during 2006 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan and $3,773 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Schminkey includes $30,200 representing the increase during 2006 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan and $1,919 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Nelson includes $64,500 representing the increase during 2006 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, which he is not currently entitled to receive because such amounts are not vested and $951 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. McDonald represents above-market earnings on the amounts deferred under the Deferred Compensation Plan, the material terms of which are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Whitney includes $891,000 representing the increase during 2006 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, and $4,967 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

(5)	Amount shown for Ms. Dressel includes $7,500 in 401(k) plan matching contributions, $11,960 in 401(k) and Deferred Compensation Plan discretionary contributions; $1,227 in split dollar insurance premiums and $9,584 of allocated expense attributable to Ms. Dressel in connection with the one-time premium paid by Columbia related to the director long term care program, the terms of which are described under the section “Board Structure and Compensation.”

Amount shown for Mr. Schminkey includes $4,577 in 401(k) plan matching contributions, $11,960 in 401(k) and Deferred Compensation Plan discretionary contributions; and $891 in split dollar insurance premiums.

Amount shown for Mr. Nelson includes $4,666 in 401(k) plan matching contributions, $12,440 in 401(k) and Deferred Compensation Plan discretionary contributions; and $1,980 in split dollar insurance premiums.

Amount shown for Mr. McDonald includes $6,467 in 401(k) plan matching contributions, $11,392 in 401(k) and Deferred Compensation Plan discretionary contributions; and $431 in group term life insurance premiums.

Amount shown for Mr. Whitney includes $4,516 in 401(k) plan matching contributions, $11,000 in 401(k) discretionary contributions; and $2,845 in split dollar insurance premiums.

Incentive Bonus Plan.    Columbia has in place a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year-end results of operations for Columbia and attainment of goals by individuals. The size of the bonus pool is based upon an assessment of Columbia’s performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make bonus recommendations to the Personnel and Compensation Committee, within the limits of the pool, based upon an evaluation of individual performance and contribution to Columbia’s overall performance. The Personnel and Compensation Committee determines the bonus to be paid to the Chief Executive Officer. For a discussion of the decisions and processes of the Company in determining incentive compensation for the Named Executives see the “Compensation Discussion & Analysis.” The amounts paid to the Named Executives under the Bonus Plan are included in the Bonus column of the Summary Compensation Table. In 2006, Columbia contributed $1,030,000 to the Bonus Plan.

Equity Compensation

Stock Option and Equity Compensation Plan.    The Amended and Restated Stock Option and Equity Compensation Plan (the “Plan”) has a term of ten years and provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the Plan. As of December 31, 2006, 418,572 shares are subject to granted but unexercised options and 371,687 shares remain available for future grant.

The restricted stock awards that were granted to the Named Executives in 2006 vest on the fifth year anniversary of the date of grant and become fully vested in 2011, subject to the following conditions: (i) the executive must remain fully employed with Columbia; and (ii) any remaining restrictions on the awards will automatically be removed following a change in control.

2006 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards(2)
Melanie J. Dressel	2/22/06	10,000		$331,000
Gary R. Schminkey	2/22/06	5,000		165,500
Mark W. Nelson	2/22/06	5,000		165,500
Andrew L. McDonald	2/22/06	5,000		165,500
Evans Q. “Tex” Whitney	2/22/06	2,500	(3)	82,750

(1)	The restricted stock awards are held in escrow and become fully vested on February 22, 2011, subject to certain conditions, as discussed in the section “Executive Compensation—Stock Option and Equity Compensation Plan”

(2)	The grant date fair value of the restricted stock awards was based on the price of Columbia’s common stock at the close of business on February 22, 2006 ($33.10), the date in which the restricted stock award was granted.

(3)	In connection with Mr. Whitney’s retirement effective January 3, 2007 this entire restricted stock award was forfeited, and a new grant of 500 shares was awarded to Mr. Whitney on January 2, 2007 that vested upon grant. The grant date fair value of the new award was based on the price of Columbia’s common stock at the close of business on January 3, 2007 ($34.69), the date in which the award was granted.

2006 Option Exercises and Stock Vested

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Melanie J. Dressel	0	0
Gary R. Schminkey	0	0
Mark W. Nelson	0	0
Andrew L. McDonald	0	0
Evans Q. “Tex” Whitney	9,096	$156,815

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

2006 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Melanie J. Dressel	14,007	0		$11.77	01/20/2007	10,000		$351,200
	12,128			$10.82	12/20/2008
Gary R. Schminkey	2,801	0		$11.77	01/20/2007	5,000		$175,600
	6,064			$10.82	12/20/2008
Mark W. Nelson	10,500	0		$10.68	10/23/2010	5,000		$175,600
Andrew L. McDonald	0	5,000	(2)	$21.66	05/26/2012	5,000		$175,600
Evans Q. “Tex” Whitney	7,005	0		$11.77	01/20/2007	2,500	(3)	$87,800

(1)	Restricted Stock Awards are held in escrow and become fully vested on February 22, 2011.

(2)	The stock option was granted on May 26, 2004 and vests three years from date of grant.

(3)	In connection with Mr. Whitney’s retirement effective January 3, 2007 this entire restricted stock award was forfeited, and a new grant of 500 shares was awarded to Mr. Whitney on January 2, 2007. The grant date fair value of the new award was based on the price of Columbia’s common stock at the close of business on January 3, 2007 ($34.69), the date in which the award was granted.

Post Employment and Termination Benefits

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2006.

2006 Nonqualified Deferred Compensation

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions In Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Melanie J. Dressel	$12,000	$960	$11,229	$140,648
Gary R. Schminkey	$12,000	$960	$5,710	$74,563
Mark W. Nelson	$18,000	$1,440	$2,829	$42,211
Andrew L. McDonald	$7,500	$600	$4,861	$62,079
Evans Q. “Tex” Whitney	$0	$0	$14,784	$177,030

(1)	Amounts deferred in 2006 under the 401 Plus Plan, the terms of which are described below. These amounts are reflected in the Salary column of the Salary Compensation Table.

(2)	The interest rate shall be equal to the three month LIBOR rate plus 3.58%. The Plan Administrator shall annually review the calculation of the rate of interest that will be applied to DCAs (the “Interest Crediting Rate”) for appropriateness. The Interest Crediting Rate shall be adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants will be notified of any adjustments to the Crediting Rate.

On the last date of each month, the DCA maintained for each Participant shall be credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance in the DCA for that month. The amount so credited shall be treated as a part of the credit balance of the DCA for all purposes of this Plan. As used herein, the average balance in a DCA for a month shall be equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

Deferred Compensation Plan.    In February 2004, the Board of Directors adopted a deferred compensation plan known as the 401 Plus Plan (“EDCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board of Directors. The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Distribution Election Notice.    At the time a Participant first makes an election to defer Covered Compensation, he shall deliver to the Company a signed “Distribution Election Notice” in which he shall elect to receive distributions of the credit balance in his DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed one hundred twenty (120) months. A Participant may change such election from time to time; provided, however, that if a “Distribution Election Notice” is delivered to the Company less than twelve (12) calendar months before the month in which distributions begin, such notice shall not be effective and the Company shall instead treat the “Distribution Election Notice” that was last delivered to the Company before such twelve (12) calendar month period as the effective notice.

Distributions Upon Retirement or Disability.    The Company shall distribute the credit balance in a DCA maintained for a Participant at the time he Retires or becomes Disabled as either a single lump-sum or monthly installment payments, as elected by the Participant. If the Participant has elected a single lump-sum distribution, such distribution shall be made within ninety (90) days after the date that a Participant Retires or becomes Disabled. If the Participant has elected monthly installment payments, such distribution shall be made on the first day of each month, beginning with the first day of the third month following the month in which a Participant Retires or becomes Disabled and continuing until the full amount of the DCA maintained for the Participant has been distributed. Until such DCA has been distributed in full, interest shall continue to be credited to the DCA, as provided in Section VI. The monthly installment payments shall be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if Participant dies after monthly installment payments of the credit balance in the DCA maintained for him have begun, then the remaining credit balance in the DCA shall be distributed to his Designated Beneficiary in a single lump-sum within thirty (30) days after the Company receives notice that Participant has died.

Lump Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000.    Notwithstanding a Participant’s election to receive a distribution of the credit balance in the DCA maintained for him in the form of monthly installment payments, such credit balance shall be distributed to the Participant in a single lump-sum within ninety (90) days after the date on which he terminates his services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he Retires or becomes Disabled, or (ii) if the credit balance of the DCA maintained for him does not exceed twenty-five thousand dollars ($25,000). If a Participant’s services or employment with the Company is terminated because of his death, the credit balance in the Participant’s DCA shall be distributed to his Designated Beneficiary.

2006 Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)

Melanie J. Dressel	SERP	14	$444,000	$0
Gary R. Schminkey	SERP	14	$137,000	$0
Mark W. Nelson	SERP	4	$280,000	$0
Andrew L. McDonald	N/A	N/A	N/A	$0
Evans Q. “Tex” Whitney	SERP	14	$1,690,000	$0

(1)	The terms of the Supplemental Executive Retirement Plan (SERP) are described below.

(2)	Under the terms of the SERP, executives must, in addition to other conditions, be fully vested, which requires that the executive be employed by Columbia for at least six years. Each of Ms. Dressel, and Messrs. Schminkey and Whitney are 100% vested; Mr. Nelson is 30% vested, and will attain full vesting in 2013.

(3)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon attaining age 65 is as follows: Ms. Dressel $294,688; Messrs. Schminkey, Nelson and Whitney $206,957, $161,627 and $125,373, respectively.

Supplemental Executive Retirement Plan and Split Dollar Benefit.    In 2001, Columbia implemented a supplemental executive retirement plan (the “SERP”) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits generally targeted to be the lesser of a fixed initial amount or 60% of the Executive’s respective final full year of total compensation (as shown on the Form W-2). The SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executives benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, and a 2% annual inflation adjustment to benefit payments. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or is terminated for cause or resigns voluntarily before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually. The executive attains vesting by years of service; vesting 20% per year and becoming fully vested after five years.

Associated with the SERP benefit is a death benefit for each Executive’s designated beneficiaries. Beneficiaries designated by an Executive are entitled to a split dollar share of the death proceeds from the life insurance policies on each Executive, which vary depending on the Executive’s age at death, employment status with Columbia at the time of death, and eligibility to receive SERP payments.

Executive Employment Agreement.    Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement). In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock awards will fully vest or any restrictions will be removed. If these provisions of the employment agreement result in Ms. Dressel being taxed under Section 4999 of the Internal Revenue Code (relating to “golden parachute” payments), Columbia must reimburse her for the amount of such tax (exclusive of any additional tax imposed as a result of such reimbursement).

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreement and (i) is based on the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Termination /Change in Control Payments
	Voluntary Termination, Death or Disability(1)	Termination (without cause)	Termination Due to a Change in Control
Base salary	$0	$720,000	$720,000
Targeted Incentive bonus	0	0	260,000
Healthcare and other benefits	0	455,328	455,328
401(k) employer contribution	0	6,600	6,600
Fair market values of accelerated equity vesting(2)	351,200	351,200	351,200
Accrued Vacation	0	0	0
Perquisites	0	0	0
Total	$351,200	$1,533,128	$1,793,128

(1)	Assumes Ms. Dressel voluntarily terminated employment.

(2)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2006 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

Severance Agreements.    Columbia Bank has entered into Severance Agreements with Mark W. Nelson, Executive Vice President and Chief Banking Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer and Gary R. Schminkey, Executive Vice President and Chief Financial Officer. The severance agreements contain provisions, similar to those contained in the employment agreement discussed above that require payments in the event of termination of employment related to a change in control. Under the terms of the agreements, following termination arising out of a change in control situation, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerate the vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that they will not compete with Columbia or any of its subsidiaries for up to three years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the severance agreements become operable only in certain circumstances involving a change in control. During 2006, Columbia was also party to a Severance Agreement with Mr. Whitney. Mr. Whitney retired effective January 3, 2007, and therefore, his agreement has been terminated.

The table below shows the maximum amounts that could be paid to the executives Schminkey, Nelson and McDonald under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

Name	Voluntary Termination Prior to Change in Control(1)	Termination without Cause Following Change in Control		Total Payments to Executive for Termination without Cause Following a Change in Control
		Salary	Equity Awards
Gary R. Schminkey	$137,000	$420,000	$175,600	$595,600
Mark W. Nelson	0	400,000	175,600	575,600
Andrew L. McDonald	0	350,000	175,600	525,600

(1)	Assumes executive voluntarily terminates employment.

Other Employee Benefits

Employee Stock Purchase Plan.    Columbia also maintains an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2006, there were 87,953 shares available for purchase under the ESPP.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers during 2006 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board of Directors.

Name	Age	Position	Has Served as an Officer of the Company since
Andrew L. McDonald(1)	48	Executive Vice President/Chief Credit Officer	2004
Mark W. Nelson(2)	55	Executive Vice President/Chief Banking Officer	2002
Gary R. Schminkey	49	Executive Vice President and Chief Financial Officer	1993
Evans Q. “Tex” Whitney(3)	63	Executive Vice President/Human Resources	1993

(1)

Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans over 18 years and includes senior credit officer positions with US Bank and West One Bank, as well as, managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.

(2)

Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002 and was appointed a director of Bank of Astoria in 2005. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. Mr. Nelson’s experience spans over 30 years and includes executive positions with Evergreen Bank and Bank of America, as well as lending positions with Puget Sound National Bank and the Bank of California.

(3)	Mr. Whitney retired effective January 3, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Columbia’s directors and executive officers to send reports of their ownership of Columbia’s stock to the Securities and Exchange Commission. Columbia believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2006 except that the Named Executives each inadvertently neglected to file a Form 4 for the issuance of their restricted stock award in 2006. All forms have subsequently been filed. In making this disclosure Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2006 certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collect ability or present other unfavorable features.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte”) performed the audit of the consolidated financial statements of Columbia and its subsidiaries for the year ended December 31, 2006. Shareholders are not required to take action on the selection of the public accountants. A representative of Deloitte is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees charged to the Company by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years and for other services rendered during the 2006 and 2005 fiscal years.

Fee Category	Fiscal 2006	% of Total	Fiscal 2005	% of Total
Audit Fees	$650,000	99.6%	$745,857	85.6%
Audit-Related Fees	2,850	0.4	125,958	14.4%
Tax Fees	0	0	0	0
All Other Fees	0	0	0	0
Total Fees	$652,850	100.0%	$871,815	100.0%

Audit Fees.    Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements and review of financial statements included in Columbia’s Form 10-Q’s or services to Columbia in connection with statutory or regulatory filings or engagements.

Audit-Related Fees.    For fiscal year 2006, billed amounts consist of fees to provide financial accounting consultation services. For fiscal year 2005, billed fees consist of fees to provide internal control advisory services relating to Columbia’s program to address specific matters in connection with Sarbanes-Oxley.

Tax Fees.    There were no fees billed for tax compliance, tax advice or tax planning services for the fiscal years ended 2006 and 2005.

All Other Fees.    There were no fees for services not included above for the fiscal years ended 2006 and 2005.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its April 25, 2006 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

(1)	The service is not an audit, review or other attest service;

(2)	The aggregate amount of all such services provided under this provision does not exceed the lesser of $12,650 or five percent of total fees paid to the independent auditor in a given fiscal year;

(3)	Such services were not identified at the time of the engagement to be non-audit services;

(4)	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

(5)	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards. During 2002 and early 2003, the SEC issued rules under Sarbanes-Oxley governing the role and membership standards of audit committees.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board of Directors. With respect to fiscal 2006 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Deloitte the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee Members

John P. Folsom, Chairman

Thomas M. Hulbert

Daniel C. Regis

James M. Will

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2006 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this Proxy Statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Corporate Communications

P. O. Box 2156, MS 8300

Tacoma, WA 98401-2156

Fax: (253) 305-0854

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions fro one or more of the stockholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

COLUMBIA BANKING SYSTEM, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBIA BANKING SYSTEM, INC.

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all of the common stock of Columbia standing in my name and on its books on March 1, 2007, at the Annual Meeting of Shareholders to be held at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington, 98402, on April 25, 2007, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 25, 2007 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH HEREIN.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY

COLUMBIA BANKING SYSTEM, INC.

1301 A STREET

TACOMA, WASHINGTON 98402-4200

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Columbia Banking System, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Banking System, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

COLBA1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS_PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

COLUMBIA BANKING SYSTEM, INC.

1. ELECTION OF DIRECTORS.

A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2008 or until their successors are duly elected and qualified:

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01) Melanie J. Dressel

02) John P. Folsom

03) Frederick M. Goldberg

04) Thomas M. Hulbert

05) Thomas L. Matson

06) Daniel C. Regis

07) Donald H. Rodman

08) William T. Weyerhaeuser

09) James M.Will

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

P42256

Signature (Joint Owners) Date